                                                                      EXHIBIT 12
                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                   ------------------------------------------

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                                                                       FOR THE THREE MONTHS
                                    YEAR ENDED LAST FRIDAY IN DECEMBER                         ENDED
                          -----------------------------------------------------------  ----------------------
                                                                                        APRIL 1,   MARCH 31,
                             1990        1991        1992        1993        1994         1994        1995
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
                          (52 WEEKS)  (52 WEEKS)  (52 WEEKS)  (53 WEEKS)  (52 WEEKS)
Pretax earnings (loss)
 from continuing
 operations.............  $  282,328  $1,017,418  $1,621,389  $2,424,808  $ 1,729,604  $  652,208  $  378,792
Deduct equity in
 undistributed net
 earnings of
 unconsolidated
 subsidiaries...........      (9,429)    (10,677)    (12,913)    (13,029)     (18,817)     (3,048)        --
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
Total pretax earnings
 (loss) from continuing
 operations.............     272,899   1,006,741   1,608,476   2,411,779    1,710,787     649,160     378,792
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
Add: Fixed charges:
 Interest...............   5,343,107   5,073,824   4,822,711   6,008,511    8,585,832   1,899,427   2,781,009
 Amortization of debt
  expense...............       3,890       4,366       4,232       3,921        2,738         797         709
 Capitalized interest...         555         929         --          --           --          --          --
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
 Total interest.........   5,347,552   5,079,119   4,826,943   6,012,432    8,588,570   1,900,224   2,781,718
 Interest factor in
  rents.................     135,038     141,438     141,546     141,654      128,744      33,564      32,355
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
Total fixed charges.....   5,482,590   5,220,557   4,968,489   6,154,086    8,717,314   1,933,788   2,814,073
                          ----------  ----------  ----------  ----------  -----------  ----------  ----------
Pretax earnings before
 fixed charges
 (excluding capitalized
 interest)..............  $5,754,934  $6,226,369  $6,576,965  $8,565,865  $10,428,101  $2,582,948  $3,192,865
                          ==========  ==========  ==========  ==========  ===========  ==========  ==========
Ratio of earnings to
 fixed charges..........        1.05        1.19        1.32        1.39         1.20        1.34        1.13
                          ==========  ==========  ==========  ==========  ===========  ==========  ==========
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